Exhibit 99.2

MaxLinear, Inc. and WiFi and Broadband Assets Business
Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Condensed Pro Forma Financial Information

On July 31, 2020, MaxLinear, Inc. and certain of its designated subsidiaries (collectively, “MaxLinear” or “the Company”) completed their acquisition of the Home Gateway Platform Division, which the Company refers to as the WiFi and Broadband assets business pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) with Intel Corporation (“Intel”), dated April 5, 2020, and related agreements. MaxLinear paid cash consideration of $150.0 million for the purchase of certain assets of the WiFi and Broadband assets business, and assumed certain liabilities related to specified employment matters. The transaction was funded with a portion of the proceeds from a secured incremental term loan with an aggregate principal amount of $175.0 million described in more detail below. For this acquisition, the acquired assets and assumed liabilities, together with certain rehired employees, represent a business as defined in the Financial Accounting Standards Board's (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations.

Pursuant to the Purchase Agreement, Intel has retained, and will be obligated to indemnify MaxLinear for, certain liabilities, including but not limited to those relating to the WiFi and Broadband assets business for pre-closing taxes and specified employment matters, and MaxLinear has assumed, and will indemnify Intel for, certain liabilities, including but not limited to those relating to the WiFi and Broadband assets business and identified transferred assets for certain pre-closing and post-closing actions, events and periods (including certain product-related liabilities for products sold prior to the Closing for up to a $25.0 million cap), and specified employment matters.

On July 31, 2020, MaxLinear entered into an Incremental Amendment No. 1 (the “Incremental Term Loan Amendment”), by and among MaxLinear, Exar Corporation, a Delaware corporation and a wholly-owned subsidiary of MaxLinear, MaxLinear Communications, LLC (f/k/a Entropic Communications, LLC), a Delaware limited liability company and a wholly-owned subsidiary of MaxLinear, MUFG Union Bank, N.A. (“MUFG”), Wells Fargo Bank, N.A., Citizens Bank, N.A., and BMO Harris Bank, N.A., as lenders, MUFG Bank, Ltd., as successor administrative agent, and MUFG, as successor collateral agent. The Incremental Term Loan Amendment amends that certain Credit Agreement, dated as of May 12, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the effectiveness of the Incremental Term Loan Amendment, the “Credit Agreement”), by and among MaxLinear, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as the prior administrative agent and the prior collateral agent.

The Incremental Term Loan Amendment provides for the incurrence by MaxLinear of a secured incremental term loan in an aggregate principal amount of $175.0 million (the “Incremental Term Loan”). The incurrence of the Incremental Term Loan is permitted as an incremental loan under the Credit Agreement and is subject to the terms of the Credit Agreement and to additional terms set forth in the Incremental Term Loan Amendment. The Incremental Term Loan was fully funded on the Closing Date and matures on July 31, 2023 (the “Maturity Date”).

The proceeds of the Incremental Term Loan were used to finance the acquisition of the WiFi and Broadband assets business, and to pay fees and expenses incurred in connection therewith. Any remaining but otherwise unused proceeds from the Incremental Term Loan will be used for general corporate purposes.

MaxLinear is filing the following unaudited pro forma condensed combined financial statements of MaxLinear and the WiFi and Broadband assets business pursuant to certain requirements of Article 11 of the U.S. Securities and Exchange Commission (“SEC”) Regulation S-X, as required to be filed pursuant to Item 9.01 of Form 8-K, with early application of SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The proforma condensed combined financial statements as of and for the six months ended June 30, 2020 are based on the historical unaudited consolidated financial statements of MaxLinear as of and for the six months ended June 30, 2020 included in MaxLinear's Quarterly Report on Form 10-Q filed by MaxLinear with the SEC on July 23, 2020, or the Quarterly Report, and the unaudited combined abbreviated financial statements of the WiFi and Broadband assets business as of and for the six months ended June 27, 2020, as filed as Exhibit 99.1 to this Amendment to the Current Report on Form 8-K, or Form 8-K/A, after giving effect to MaxLinear's acquisition of certain operational assets and assumption of certain liabilities relating to the WiFi and Broadband assets business. The proforma combined financial statements for the year ended December 31, 2019 are based on the historical audited consolidated financial statements of MaxLinear as of and for the year ended December 31, 2019 included in MaxLinear's Annual Report on Form 10-K filed by MaxLinear with the Securities and Exchange Commission, or the SEC, on February 5, 2020, or the Annual Report, and the audited combined abbreviated financial statements of the WiFi and Broadband assets business as of and for the year ended December 28, 2019, as filed as Exhibit 99.1 to this Form 8-K/A, after giving effect to MaxLinear's acquisition of certain operational assets and assumption of certain liabilities relating to the WiFi and Broadband assets business. The proforma combined financial statements include the assumptions and adjustments as described in the accompanying notes hereto.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 is presented as if the acquisition of the WiFi and Broadband assets business had occurred on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and year ended December 31, 2019 gives effect to the acquisition as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the financial position or results of operations of the combined entity that would have been reported if the acquisition had been consummated on June 30, 2020, or on January 1, 2019. In addition, the unaudited pro forma condensed combined consolidated financial statements do not purport to project the financial position or results of operations of the consolidated company as of and for the fiscal year ending December 31, 2020, or of any other future periods.
The unaudited pro forma condensed combined consolidated balance sheet has been prepared using the acquisition method of accounting. The estimated fair values of the acquired assets and assumed liabilities as of the date of acquisition, which are based on estimates and assumptions of MaxLinear, the consideration paid and the entries to record the direct transaction costs incurred are reflected therein. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the total purchase price of approximately $150.0 million to acquire the WiFi and Broadband assets business has been allocated to the assets acquired and assumed liabilities of the WiFi and Broadband assets business based upon preliminary estimated fair values at the date of acquisition as if the acquisition had occurred on June 30, 2020. Management prepared the purchase price allocation and in doing so considered or relied in part upon a report of a third party valuation expert to calculate the fair value of certain acquired assets. MaxLinear is continuing to finalize the valuations of these net assets. The fair value allocation consists of preliminary estimates and analyses and is subject to change upon the finalization of the appraisals and other valuation analyses, which are expected to be completed within one year from the date of acquisition. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction on the consolidated financial position and results of operations of MaxLinear.
The unaudited pro forma condensed combined financial statements of MaxLinear and the WiFi and Broadband assets business should be read in conjunction with the Current Report on Form 8-K filed on August 3, 2020, the historical unaudited consolidated financial statements and accompanying notes thereto of MaxLinear contained in its Quarterly Report, the historical audited consolidated financial statements and accompanying notes thereto of MaxLinear contained in its Annual Report, the combined abbreviated financial statements for the WiFi and Broadband assets business as of and for the six months ended June 27, 2020 (unaudited) and as of and for the year ended December 28, 2019 (audited), included as Exhibit 99.1 to this Form 8-K/A.

MaxLinear, Inc. and WiFi and Broadband Assets Business
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2020
(in thousands)

	MaxLinear, Inc. Historical	WiFi and Broadband Assets Business Historical	Transaction Adjustments	Note 4	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$107,362	$—	$15,869	(a)(h)	$123,231
Short-term restricted cash	9	—	—		9
Accounts receivable, net	41,434	—	—		41,434
Inventory	34,284	45,534	48,104	(b)	127,922
Prepaid expenses and other current assets	7,489	—	—		7,489
Total current assets	190,578	45,534	63,973		300,085
Long-term restricted cash	58	—	—		58
Property and equipment, net	18,059	23,360	(5,505)	(c)	35,914
Leased right-of-use assets	8,942	351	(351)	(d)	8,942
Intangible assets	159,441	57,303	(30,303)	(e)	186,441
Goodwill	238,330	—	24,405	(f)	262,735
Deferred tax assets	76,371	—	—		76,371
Other long-term assets	1,281	—	—		1,281
Total assets	$693,060	$126,548	$52,219		$871,827
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,832	$—	$—		$17,832
Deferred revenue and deferred profit	—	—	—		—
Accrued price protection liability	5,902	—	—		5,902
Accrued expenses and other current liabilities	31,685	—	—		31,685
Accrued compensation	14,545	5,456	—		20,001
Debt, current portion	—	—	5,592	(g)	5,592
Total current liabilities	69,964	5,456	5,592		81,012
Long-term lease liabilities	6,833	351	(351)	(d)	6,833
Long-term debt	207,486	—	166,712	(g)	374,198
Other long-term liabilities	6,802	7,442	—		14,244
Stockholders’ equity	401,975	—	(6,435)	(h)	395,540
Total liabilities and stockholders’ equity	$693,060	$13,249	$165,518		$871,827

See accompanying notes to unaudited pro forma condensed combined financial statements.

MaxLinear, Inc. and WiFi and Broadband Assets Business
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2020
(in thousands, except per share data)

	MaxLinear, Inc. Historical	WiFi and Broadband Assets Business Historical	Transaction Adjustments	Note 4	Pro Forma Combined

Net revenue	$127,247	$160,911	$—		$288,158
Cost of net revenue	63,742	122,083	(7,123)	(i)	178,702
Gross profit	63,505	38,828	7,123		109,456
Operating expenses:
Research and development	53,673	73,789	(2,841)	(i)(j)	124,621
Selling, general and administrative	52,102	22,260	(10,852)	(i)(j)(k)	63,510
Impairment losses	86	—	—		86
Restructuring	553	—	—		553
Total operating expenses	106,414	96,049	(13,693)		188,770
Loss from operations	(42,909)	(57,221)	20,816		(79,314)
Interest income	256	—	—		256
Interest expense	(4,659)	—	(4,225)	(l)	(8,884)
Other income (expense), net	99	—	—		99
Total interest and other income (expense), net	(4,304)	—	(4,225)		(8,529)
Loss before income taxes	(47,213)	(57,221)	16,591		(87,843)
Income tax benefit	(9,937)	—	49	(m)	(9,888)
Net loss	$(37,276)	$(57,221)	$16,542		$(77,955)
Net loss per share:
Basic	$(0.51)				$(1.08)
Diluted	$(0.51)				$(1.08)
Shares used to compute net loss per share:
Basic	72,389				72,389
Diluted	72,389				72,389

See accompanying notes to unaudited pro forma condensed combined financial statements.

MaxLinear, Inc. and WiFi and Broadband Assets Business
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019
(in thousands, except per share data)

	MaxLinear, Inc. Historical	WiFi and Broadband Assets Business Historical	Transaction Adjustments	Note 4	Pro Forma Combined

Net revenue	$317,180	$386,147	$—		$703,327
Cost of net revenue	149,495	274,835	33,856	(i)	458,186
Gross profit	167,685	111,312	(33,856)		245,141
Operating expenses:
Research and development	98,344	154,481	(2,724)	(i)(j)	250,101
Selling, general and administrative	88,762	51,222	1,502	(h)(i)(j)(k)	141,486
Restructuring	2,636	—	—		2,636
Total operating expenses	189,742	205,703	(1,222)		394,223
Loss from operations	(22,057)	(94,391)	(32,634)		(149,082)
Interest income	775	—	—		775
Interest expense	(11,133)	—	(8,714)	(l)	(19,847)
Other income (expense), net	(69)	—	—		(69)
Total interest and other income (expense), net	(10,427)	—	(8,714)		(19,141)
Loss before income taxes	(32,484)	(94,391)	(41,348)		(168,223)
Income tax benefit	(12,586)	—	3,717	(m)	(8,869)
Net loss	$(19,898)	$(94,391)	$(45,065)		$(159,354)
Net loss per share:
Basic	$(0.28)				$(2.24)
Diluted	$(0.28)				$(2.24)
Shares used to compute net loss per share:
Basic	71,005				71,005
Diluted	71,005				71,005

See accompanying notes to unaudited pro forma condensed combined financial statements.

MaxLinear, Inc. and WiFi and Broadband Assets Business
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction

On July 31, 2020, MaxLinear, Inc. and certain of its designated subsidiaries (collectively, “MaxLinear” or “the Company”) completed their acquisition of the Home Gateway Platform Division, which the Company refers to as the WiFi and Broadband assets business, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) with Intel Corporation (“Intel”), dated April 5, 2020, and related agreements. MaxLinear paid cash consideration of $150.0 million for the purchase of certain assets of the WiFi and Broadband assets business, and assumed certain liabilities related to specified employment matters. The transaction was funded with a portion of net proceeds from a secured incremental term loan with aggregate principal amount of $175.0 million.

The acquired assets and assumed liabilities, together with certain rehired employees, represent a business as defined in ASC Topic 805, Business Combinations.

MaxLinear is integrating the acquired assets and rehired employees into MaxLinear's existing business. The asset purchase agreement also contains customary representations, warranties and covenants, including indemnification provisions set forth therein. In connection with the transaction, MaxLinear and Intel have entered into as of the closing certain other ancillary agreements, including (i) an intellectual property matters agreement, pursuant to which Intel will grant to MaxLinear a license to certain intellectual property rights for use by MaxLinear in connection with the acquired assets and MaxLinear will grant back to Intel a license to the intellectual property rights in the acquired assets, (ii) a supply agreement, pursuant to which Intel will manufacture and fabricate certain products for MaxLinear that are part of the acquired assets, (iii) an ethernet network controller services agreement, pursuant to which MaxLinear will provide Intel with certain development services with respect to certain Intel ethernet network controller products, (iv) a transition services agreement, pursuant to which Intel will provide certain services on a transitional basis for up to a 12-month period after the closing, the scope of which includes services relating to real estate and facilities, information technology, and supply chain, procurement, sales operations, and engineering support, and (v) a side letter regarding the delayed transfer of certain inventory.

2. Basis of Presentation

The unaudited pro forma condensed combined financial statements included herein was prepared in accordance with SEC Regulation S-X Article 11 and are based on the historical consolidated financial statements of MaxLinear, the combined abbreviated financial statements derived from the accounting records of the WiFi and Broadband assets business, adjusted using the acquisition method of accounting. Historically, the WiFi and Broadband assets business did not maintain certain distinct and separate accounts from other products at Intel. Consequently, full separate financial statements did not exist. The abbreviated financial statements of the WiFi and Broadband assets business were prepared solely for the purpose of complying with the requirements of Rule 3-05 of SEC Regulation S-X, with early application of SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The combined abbreviated financial statements include statements of net revenues and direct expenses, which reflect only revenues, costs, and operating expenses directly attributed to products included in the WiFi and Broadband assets business and exclude corporate overhead, interest expense and income taxes. MaxLinear is not currently aware of any significant accounting policy differences between MaxLinear and the WiFi and Broadband assets business, but if any further information becomes available, such policy differences may be identified and could result in significant differences from the unaudited pro forma condensed combined financial statements.

The acquisition method of accounting requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Financial statements of MaxLinear issued after completion of the acquisition of the WiFi and Broadband assets business will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements as if the acquisition had occurred on January 1, 2019. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to MaxLinear in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, MaxLinear may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect MaxLinear’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Acquisition-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as a component of acquisition consideration. Such costs are expensed in the periods incurred. MaxLinear expects to incur total

MaxLinear, Inc. and WiFi and Broadband Assets Business
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
acquisition-related transaction costs related to the WiFi and Broadband assets business of approximately $11.8 million, including amounts incurred and paid prior to this filing.

3. Preliminary Purchase Price Allocation
The following is an allocation of purchase price as of the July 31, 2020 acquisition closing date based upon a preliminary estimate of the fair value of the assets acquired and the liabilities assumed by MaxLinear in the acquisition (in thousands):

Description	Amount
Fair value of consideration transferred:
Cash	$150,000

Preliminary purchase price allocation:
Inventory	$93,200
Property, plant and equipment	20,442
Identifiable intangible assets	27,000
Accrued compensation	(5,118)
Other long-term liabilities	(9,596)
Identifiable net assets acquired	125,928
Goodwill	24,072
Total purchase price	$150,000
The estimated fair value of assets acquired and liabilities assumed performed for the purposes of these unaudited pro forma combined financial statements was primarily limited to the preliminary identification and valuation of intangible assets (Note 5) and inventory by independent valuation specialists. Estimates of fair value require management to make significant estimates and assumptions which are preliminary and subject to change upon finalization of the valuation analysis. Although final determination may result in different asset and liability fair values, it is not expected that such differences will be material to understanding the impact of the transaction on the financial results of MaxLinear. The goodwill recognized is attributable primarily to the acquired workforce, expected synergies, and other benefits that MaxLinear believes will result from integrating the operations of the WiFi and Broadband assets business with the operations of MaxLinear.

MaxLinear, Inc. and WiFi and Broadband Assets Business
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
4. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations
The following is a summary of adjustments included in the pro forma condensed combined financial statements:

(a)
To record an increase of $15.9 million in MaxLinear's cash, primarily as a result of net debt proceeds of approximately $172.3 million, less cash consideration paid to Intel of $150.0 million and the estimated remaining transaction costs of approximately $6.4 million as described in (h) below.

(b)	To record the preliminary purchase accounting adjustments related to assigning a fair value to the acquired inventory, which included, among other things, an adjustment to inventory, commonly referred to as “stepped-up value,” of approximately $48.1 million, representing the estimated profit margin in acquired inventory.

(c)	To record the preliminary purchase accounting step-down adjustment of $5.5 million related to assigning a fair value to acquired property and equipment.

(d)
To remove the WiFi and Broadband assets business's leased right-of-use assets and lease liabilities under MaxLinear's short-term lease policy election to not record on its balance sheet such leases with remaining terms of less than 12 months under ASC 842, Leases.

(e)	To record the preliminary fair value step-down adjustment of $30.3 million for acquired intangibles.

(f)	To record the preliminary fair value of goodwill resulting from the excess of consideration paid over the valuation of the net assets acquired as if the acquisition occurred as of June 30, 2020. The amount of goodwill ultimately recognized in purchase price accounting as of the July 31, 2020 acquisition closing date differs from amount shown here due to changes in certain current asset and liability balances. Goodwill resulting from the acquisition is not amortized, and will be assessed for impairment at least annually.

(g)	To record net proceeds of $172.3 million from the $175.0 million acquisition-related incremental term loan facility, net of debt issuance costs of $1.8 million and discount of $0.9 million.

(h)	To reflect estimated remaining costs related directly to the acquisition transaction of approximately $6.4 million, including estimated investment banking, legal and accounting fees, and other external costs.

(i)	To remove historical depreciation and amortization of the WiFi and Broadband assets business and record additional depreciation and amortization expense related to the fair value of inventory, property and equipment, and intangible assets resulting from a step-up or step-down from book value to fair value as if the acquisition of the WiFi and Broadband assets business occurred on January 1, 2019, based on preliminary estimates of the fair values of such assets and their useful lives. In the unaudited proforma condensed combined statements of operations, cost of net revenue has been adjusted to reflect a net decrease in amortization expense of $7.1 million and an increase in amortization expense of $33.9 million for the six months ended June 30, 2020 and year ended December 31, 2019, respectively. Research and development expense has been adjusted to reflect a net decrease in depreciation expense of $1.3 million and $0.02 million for the six months ended June 30, 2020 and year ended December 31, 2019, respectively. Selling, general and administrative expense has been adjusted to reflect a net decrease in amortization expense of $5.2 million and $10.2 million for the six months ended June 30, 2020 and year ended December 31, 2019, respectively.

(j)	To remove historical foreign currency hedge related expense of the WiFi and Broadband assets business, as MaxLinear does not presently engage in such hedging activities, other than an interest rate swap on its existing term loan. In the unaudited proforma condensed combined statements of operations, research and development expense has been adjusted to reflect a decrease in hedge expense of $1.5 million and $2.7 million for the six months ended June 30, 2020 and year ended December 31, 2019, respectively. Selling, general and administrative expense has been adjusted to reflect a decrease in hedge-related expense of $0.3 million and $0.1 million for the six months ended June 30, 2020 and year ended December 31, 2019, respectively.

(k)	To remove aggregate transaction costs of approximately $5.4 million related to the acquisition of the WiFi and Broadband assets business included in MaxLinear's historical statement of operations for the six months ended June 30, 2020 and reflect such costs in selling, general, and administrative expenses in the unaudited proforma condensed combined statement of operations for the year ended December 31, 2019.

(l)	To record estimated interest expense on the secured incremental term loan and amortization of related debt issuance costs and debt discount.

(m)	To record estimated income taxes for the six months ended June 30, 2020 and the year ended December 31, 2019 based on the statutory tax rates in the jurisdictions in which the acquired business operates.

The proforma adjustments for the year ended December 31, 2019 include the impact of items with a nonrecurring effect on the proforma condensed combined statements of operations, such as estimated total transaction costs of $11.8 million, as well as the amortization of inventory step-up of $48.1 million and amortization of intangible assets related to product backlog of $0.3 million; the related assets have useful lives of less than 12 months.

MaxLinear, Inc. and WiFi and Broadband Assets Business
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
5. Significant Accounting Policies
Inventory
Acquired inventory consists principally of work in process and finished goods and is stated at fair market value upon acquisition.
Property and Equipment, Net
Acquired property and equipment consists principally of machinery and equipment and computer hardware and is stated at fair market value upon acquisition.
Intangible Assets
Identifiable intangible assets acquired include both finite-lived intangible assets and in-process research and development, or IPR&D. The fair value of intangible assets is based on management’s preliminary valuation as of the acquisition date. Estimated useful lives (where relevant for the purposes of these unaudited proforma condensed combined financial statements) are based on the time periods during which the intangibles are expected to result in substantial incremental cash flows. Such estimates are preliminary and subject to change.
The following is a summary of identifiable intangible assets acquired and the related expected lives for the finite-lived intangible assets (in thousands):

Category	Estimated Life in Years	Fair Value
Finite-lived intangible assets:
Developed technology	7	$22,100
Customer-related intangible	2	2,300
Product backlog	0.58	300
		24,700
Indefinite-lived intangible assets:
IPR&D	N/A	2,300
Total identifiable intangible assets acquired		$27,000
The preliminary fair value of finite-lived intangible assets and in-process research and development, or IPR&D, of approximately $27.0 million was determined using the income approach. Under the income approach, an intangible asset's fair value is equal to the present value of future economic benefits to be derived from ownership of the asset. Indications of value are developed by discounting future net cash flows to their present value at market-based rates of return. More specifically, the fair value of the developed technology, IPR&D and backlog assets was determined using the multi-period excess earnings method, or MPEEM. MPEEM is an income approach to fair value measurement attributable to a specific intangible asset being valued from the asset grouping’s overall cash-flow stream. MPEEM isolates the expected future discounted cash-flow stream to its net present value. Significant factors considered in the calculation of the developed technology and IPR&D intangible assets were the risks inherent in the development process, including the likelihood of achieving technological success and market acceptance. Each project was analyzed to determine the unique technological innovations, the existence and reliance on core technology, the existence of any alternative future use or current technological feasibility and the complexity, cost, and time to complete the remaining development. Future cash flows for each project were estimated based on forecasted revenue and costs, taking into account the expected product life cycles, market penetration, and growth rates. Developed technology will begin amortization immediately. The fair value of in-process research and development was capitalized as of the acquisition date and is subsequently accounted for as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the completion of the acquisition, these assets will not be amortized into earnings; instead, these assets will be subject to periodic impairment testing. IPR&D will begin amortization upon the completion of each project. If any of the projects are abandoned, MaxLinear will be required to record impairment of the related intangible asset.

MaxLinear, Inc. and WiFi and Broadband Assets Business
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
The table below details MaxLinear’s estimated amortization expense for the next five fiscal years and thereafter of the finite-lived intangible assets of the WiFi and Broadband assets business acquired by MaxLinear (as if the acquisition of the WiFi and Broadband assets business had occurred on June 30, 2020) (in thousands):

Year ended December 31,	Amount
2020 (6 months)	$2,411
2021	4,350
2022	3,732
2023	3,157
2024	3,157
Thereafter	7,893
$24,700

6. Commitments and Contingencies

The Business has been and may continue to be subject to claims that arise from time to time in the ordinary course of business, including those involving product liability, intellectual property, commercial, employment, and antitrust matters.

MaxLinear is not responsible for any obligations of the WiFi and Broadband assets business incurred by Intel prior to July 31, 2020, other than the assumed liabilities which involve specified employment matters. The liabilities assumed are based on management's estimates. Actual amounts paid or to be paid could differ from these estimates.